    As Filed with the Securities and Exchange Commission on October 15, 2001
                                                     Registration No. 333-______

================================================================================

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                               ___________________
                                    FORM S-3

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                               ___________________
                            WIRELESS FACILITIES, INC.
             (Exact Name of Registrant as Specified in Its Charter)

                DELAWARE                                       13-3818604
    (State or Other Jurisdiction of                         (I.R.S. Employer
     Incorporation or Organization)                      Identification Number)

                     4810 Eastgate Mall, San Diego, Ca 92121
                                 (858) 228-2000

          (Address, Including Zip Code, and Telephone Number, Including
             Area Code, of Registrant's Principal Executive Offices)
                               ___________________
                               WM. BRADFORD WELLER
                                 GENERAL COUNSEL
                            WIRELESS FACILITIES, INC.
                     4810 Eastgate Mall, San Diego, Ca 92121
                                 (858) 228-2000
               (Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent for Service)
                               ___________________
                                   COPIES TO:

                             LANCE W. BRIDGES, ESQ.
                              GLENN F. BAITY, ESQ.
                               COOLEY GODWARD LLP
                               4401 EASTGATE MALL
                            SAN DIEGO, CA 92121-9109
                                 (858) 550-6000
                               ___________________
APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_] __________________

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_] __________________

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                         CALCULATION OF REGISTRATION FEE

====================================================================================================================================
                                                                  Proposed Maximum        Proposed Maximum
 Title of Each Class of Securities                               Offering Price Per      Aggregate Offering            Amount of
          to be Registered            Amount to be Registered         Share(1)                Price(1)             Registration Fee
------------------------------------------------------------------------------------------------------------------------------------

Common Stock, $.001 par value.......         1,638,838                 $5.445               $8,923,472.91               $2,231

====================================================================================================================================

(1) Estimated in accordance with Rule 457(c) of the Securities Act of 1933, solely for the purpose of calculating the amount of the registration fee based on the average of the high and low prices of the Registrant's Common Stock as reported on the Nasdaq National Market on October 10, 2001.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

PROSPECTUS

                  SUBJECT TO COMPLETION, DATED OCTOBER 15, 2001

                                1,638,838 Shares

                            WIRELESS FACILITIES, INC.

                                  Common Stock

We are registering 1,638,838 shares of our common stock for resale by the selling stockholder identified in this prospectus. We will not receive any of the proceeds from the sale of shares by the selling stockholder.

Our common stock is listed on The Nasdaq National Market under the symbol "WFII." On October 12, 2001, the last reported sale price for our common stock was $6.0002 per share.

INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 3.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES CANNOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING OFFERS TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

             The date of this prospectus is _________________, 2001.

                            WIRELESS FACILITIES, INC.

You should rely only on information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

     Unless the context otherwise requires and except as specifically indicated herein, references in this prospectus to "we," "us" or "WFI" refer to Wireless Facilities, Inc. and its consolidated subsidiaries.

     WFI is an independent provider of outsourced services for the wireless communications industry. We plan, design, deploy and manage wireless telecommunications networks. Our projects involve radio frequency engineering, site development, project management and the installation of radio equipment networks. We also provide network management services, which involve day-to-day optimization, or recalibration and tuning, and maintenance of wireless networks. As part of our business strategy, we are technology and vendor independent. We therefore believe that we can objectively evaluate and recommend specific products or technologies to our customers. We provide network design and deployment services to wireless carriers, such as the AT&T affiliates Telecorp PCS and Triton PCS, to equipment vendors, such as Ericsson and Siemens, and to wireless broadband data carriers, such as Nextlink.

     Until the recent downturn in the financial markets generally, and specifically in the telecommunications industry, the wireless telecom industry had experienced rapid growth and carriers had made large capital investments to expand their networks. Due to the downturn, many of our customers are having trouble raising money in the capital markets to fund improvements of their businesses, including telecom network deployments and upgrades. The recent downturn of the financial markets and the slowdown in the U.S. economy have also increased the uncertainty experienced by many of our customers that are having increasing difficulty predicting demand for their products and services. As a result, many of our customers have slowed or postponed the deployment of new wireless networks, as well as the development of new technologies and products, all of which has reduced the demand for our services. Some of our customers have recently cancelled or suspended their contracts with us and many of our customers and potential customers have postponed entering into new contracts for our services.

     Our services are designed to improve our customers' competitive position through efficient planning, deployment and management of their networks. Using methods of planning and deploying wireless networks that we have developed, we deliver reliable, scalable network solutions. We offer our services primarily on a fixed-price basis with scheduled deadlines for completion, that is, on a time-certain basis. Because of this practice, we believe that our customers more reliably forecast the costs and timing of network deployment and management than they could without that information. As a result, our customers can focus on their core competencies and can rely on us for planning, deploying and managing their networks. Our services include:

         Pre-Deployment Planning Services. We provide pre-deployment planning services for developing or refining a network deployment strategy. We analyze the financial, engineering, competitive, market and technology issues and develop solutions applicable to proposed network deployments. In addition, we advise customers as to the best equipment for their particular project, by analyzing the feasibility of a particular technology for a network plan and managing the bidding process from multiple equipment vendors.

         Design and Deployment Services. We provide services for the design and deployment of wireless networks. These services include population, demographic and wireless traffic analysis, radio frequency engineering, Internet and other data network engineering, network architecture, microwave relocation, fixed network engineering, site development and network installation and optimization. We believe our success is largely based on our ability to provide a package of integrated services that have traditionally been available only through multiple subcontractors coordinated by a carrier's deployment staff.

         Network Management Services. We provide post-deployment radio frequency optimization and day-to-day operation, maintenance and management of our customers' wireless networks. Once a network is deployed, it must continually be updated, recalibrated and tuned. We achieve radio frequency optimization by tuning networks to take into account changing environments and usage patterns. Several of our customers' operations are managed at our network operations center in Richardson, Texas. We manage the operation of critical network elements, including base station equipment, mobile switching centers and network operating centers, to the extent required by our customers. We also provide training services for the internal network staff of our customers.

     Our objective is to be the leading independent provider of outsourced network services to the telecom industry, including network planning, design, deployment and management services. The key elements of our strategy include:

         .   focusing on customer satisfaction;

         . expanding the suite of services we offer and pursuing cross-selling opportunities;

         .   remaining at the forefront of new technologies;

         .   pursuing opportunities for international growth;

         .   continuing to attract and retain qualified personnel;

         .   capitalizing on previous project experience; and

         .   continuing to pursue strategic acquisitions.

     Since 1995, we have completed projects for more than 130 customers, ranging in scope from the installation of a single cell site to multi-year, large-scale deployment contracts. In the past two years, we have expanded our operations internationally and during the six months ended June 30, 2001 completed projects in 29 countries. In addition to our U.S. operations, as of June 30, 2001, we had ongoing projects in countries including Argentina, Brazil, Canada, Chile, the Czech Republic, France, Germany, India, Japan, Kuwait, Mauritius, Mexico, Morocco, Poland, Russia, South Africa, Spain, Syria, Turkey, United Arab Emirates, the United Kingdom and Venezuela. Since the founding of WFI in 1994, we have been involved in the design or deployment of thousands of cell sites worldwide.

     Our principal executive offices are located at 4810 Eastgate Mall, San Diego, California 92121. Our telephone number is (858) 228-2000.

                                  RISK FACTORS

     This offering involves a high degree of risk. You should carefully consider the following information about these risks, as well as the other information contained or incorporated by reference in this prospectus, before you decide to buy any shares of our common stock. Investing in our common stock involves a high degree of risk. Risks and uncertainties, in addition to those we describe below, that are not presently known to us or that we currently believe are immaterial may also impair our business operations. If any of the following risks occur, our business could be harmed, the price of our common stock could decline and you may lose all or part of your investment.

We expect our quarterly results to fluctuate. If we fail to meet earnings estimates, our stock price could decline.

     Our quarterly and annual operating results have fluctuated in the past and will vary in the future due to a variety of factors, many of which are outside of our control. The factors outside of our control include:

          . telecommunications market conditions and economic conditions generally;

          . timing and size of network deployments by our carrier customers and the timing and size of orders for network equipment built by our vendor customers;

          .  fluctuations in demand for our services;

          .  length of sales cycles;

          .  reductions in the prices of services offered by our competitors;
             and

          .  costs of integrating technologies or businesses that we add.

     The factors substantially within our control include:

          . changes in the actual and estimated costs and time to complete fixed-price, time-certain projects;

          . timing of expansion into new markets, both domestically and internationally; and

          .  timing and payments associated with possible acquisitions.

     Due to these factors, our quarterly revenues, expenses and results of operations have recently varied significantly and could continue to vary significantly in the future. You should take these factors into account when evaluating past periods and, because of the potential variability due to these factors, you should not rely upon results of past periods as an indication of our future performance. In addition, we may from time to time provide estimates of our future performance. Estimates are inherently uncertain and actual results are likely to deviate, perhaps substantially, from our estimates as a result of the many risks and uncertainties in our business, including, but not limited to, those set forth in these risk factors. We undertake no duty to update estimates if given. In addition, the long-term viability of our business could be negatively impacted if there were a sustained downward trend in our revenues and results of operations. Because our operating results may vary significantly from quarter to quarter based upon the factors described above, results may not meet the expectations of securities analysts and investors, and this could cause the price of our common stock to decline significantly.

     In recent months, we have experienced a negative impact to our earnings and stock price as a result of the foregoing factors that may cause our quarterly results to fluctuate. We may continue to incur losses for the foreseeable future. Due to the recent downturn in the financial markets generally, and specifically the slowdown in wireless telecommunications infrastructure spending, some of our customers have cancelled or suspended their contracts with us and many of our customers and potential customers have postponed entering into new contracts for our services. The reduction in the availability of capital due to the downturn has also delayed the completion of mergers contemplated by some of our customers, which has resulted in project delays. In addition, unfavorable economic conditions are causing some of our customers to take longer to pay us for services we perform, increasing the average number of days that our receivables are outstanding. Also due to the difficult financing and economic conditions, some of our customers may not be able to pay us for services that we have already performed and three of our customers have filed for bankruptcy protection in recent months. If we are not able to collect amounts due to us, we may be required to write-off or convert significant amounts of our accounts receivable. For example, we recognized bad-debt expense of $3.5 million during the first quarter of 2001 due to Advanced Radio Telecom's filing for bankruptcy protection and we recognized bad debt expense of $13.9 million for the entire Metricom, Inc. receivable during the second quarter of 2001 due to Metricom's filing for bankruptcy protection. Because we are not able to reduce our costs as fast as our revenues may decline, our costs as a percentage of revenues may increase and, correspondingly, our net earnings may decline disproportionately to any decrease in revenues. If we restructure our business in an effort to minimize our expenses, we may incur associated charges. As a result of these and other factors, it has become extremely difficult to forecast our future revenues and earnings, and any predictions we make are subject to significant revisions and are very uncertain.

Our success is dependent on the continued growth in the deployment of wireless networks and, to the extent that such growth cannot be sustained, our business may be harmed.

     The wireless telecommunications industry has historically experienced dramatic growth both in the United States and internationally. Recently, however, many telecommunications carriers have been re-evaluating their network deployment plans in response to downturns in the capital markets, changing perceptions regarding industry growth and the adoption of new wireless technologies and a general economic slowdown in the United

States. It is difficult to predict whether these changes will result in a sustained downturn in the telecommunications industry. If the rate of growth continues to slow and carriers continue to reduce their capital investments in wireless infrastructure or fail to expand into new geographies, our business will be significantly harmed.

     The uncertainty associated with rapidly changing telecommunications technologies may also continue to negatively impact the rate of deployment of wireless networks and the demand for our services. Telecommunications service providers face significant challenges in assessing consumer demand and in acceptance of rapidly changing enhanced telecommunications capabilities. If telecommunications service providers continue to perceive that the rate of acceptance of next generation telecommunications products will grow more slowly than previously expected, they may, as a result, continue to slow their development of next generation technologies. Any significant sustained slowdown will further reduce the demand for our services and adversely affect our financial results.

Our revenues will be negatively impacted if there are delays in the deployment of new wireless networks.

     A significant portion of our revenues are generated from new licensees seeking to deploy their networks. To date, the pace of network deployment has sometimes been slower than expected, due in part to difficulty experienced by holders of licenses in raising the necessary financing, and there can be no assurance that future bidders for licenses will not experience similar difficulties. In addition, uncertainties regarding the availability and allocation of spectrum have caused delays in network deployment. There has also been substantial regulatory uncertainty regarding payments owed to the United States Government by past successful wireless bidders, and such uncertainty has also delayed network deployments. In addition, factors adversely affecting the demand for wireless services, such as allegations of health risks associated with the use of mobile phones, could slow or delay the deployment of wireless networks. These factors, as well as delays in granting the use of spectrum, legal decisions and future legislation regulations may slow or delay the deployment of wireless networks, which, in turn, could harm our business.

If our customers do not receive sufficient financing, our business may be seriously harmed.

     Some of our customers and potential customers have limited or no operating histories and limited financial resources. These customers often must obtain significant amounts of financing to pay for their spectrum licenses, fund operations and deploy their networks. Other customers of ours rely upon outside financing to pay the considerable costs of deploying their networks. In either instance, we frequently work with such companies prior to their receipt of financing. If these companies fail to receive adequate financing or experience delays in receiving financing, particularly after we have begun working with them, our results of operations may be harmed. In addition, to the extent our customers continue to experience capital constraints, they could place pressure on us to lower the prices we charge for our services. If competitive pressures force us to make price concessions or otherwise reduce prices for our services, then our revenues and margins will decline and our results of operations would be harmed.

Our success is dependent on the continued trend toward outsourcing wireless telecom services.

     Our success is dependent on the continued trend by wireless carriers and network equipment vendors to outsource their network design, deployment and management needs. If wireless carriers and network equipment vendors elect to perform more network deployment services themselves, our revenues would likely decline and our business would be harmed.

A loss of one or more of our key customers or delays in project timing for key customers could cause a significant decrease in our net revenues.

     We have derived, and believe that we will continue to derive, a significant portion of our revenues from a limited number of customers. We anticipate that our key customers will change in the future as current projects are completed and new projects begin. The services required by any one customer could be limited by a number of factors, including industry consolidation, technological developments, economic slowdown and internal budget constraints. None of our customers is obligated to purchase additional services from us and most of our contracts with customers can be terminated without cause or penalty by the customer on notice to us. As a result of these factors, the volume of work performed for specific customers is likely to vary from period to period, and a major customer in one period may not use our services in a subsequent period. Accordingly, we cannot be certain that present or future customers will not terminate their network service arrangements with us or significantly reduce or delay their contracts.

The consolidation of equipment vendors or carriers could adversely impact our business.

     Recently, the wireless telecommunications industry has been characterized by significant consolidation activity. This consolidation may lead to a greater ability among equipment vendors and carriers to provide a full suite of network services, and may simplify integration and installation, which could lead to a reduction in demand for our services. Moreover, the consolidation of equipment vendors or carriers could have the effect of reducing the number of our current or potential customers, which could result in bargaining power for our remaining customers. This potential increase in bargaining power could create competitive pressures whereby a particular customer may request our exclusivity with them in a particular market and put downward pressure on the prices we charge for our services. Accordingly, we may not be able to represent some customers who wish to retain our services.

We may not be able to hire and retain a sufficient number of qualified engineers or other employees to sustain our growth, meet our contract commitments or maintain the quality of our services.

     To the extent we continue to grow, our future success will depend on our ability to hire and retain additional highly skilled engineering, managerial, marketing and sales personnel. Competition for such personnel is intense, especially for engineers and project managers, and we may be unable to attract sufficiently qualified personnel in adequate numbers to meet the demand for our services in the future. In addition, as of September 30, 2001, 22% of our employees in the United States were working under H-1B visas. H-1B visas are a special class of nonimmigrant working visas for qualified aliens working in specialty occupations, including, for example, radio frequency engineers. We are aware that the Department of Labor has issued interim final regulations that place greater requirements on H-1B dependent companies, such as WFI, and may restrict our ability to hire workers under the H-1B visa category in the future. In addition, these regulations expose us to significant penalties, including a prohibition on the hiring of H-1B workers, if the Department of Labor deems us noncompliant. In addition, immigration policies are subject to rapid change and any significant changes in immigration law or regulations may further restrict our ability to continue to employ or to hire new workers on H-1B visas and, therefore, could harm our business.

A significant percentage of our revenue is accounted for on a percentage-of-completion basis, which could cause our quarterly results to fluctuate.

     A significant percentage of our revenue is derived from fixed priced contracts which are accounted for on a percentage-of-completion basis. The portion of our revenue from fixed price contracts accounted for approximately 45% of our revenues for the six months ended June 30, 2001. With a percentage-of-completion basis, in each period we recognize expenses as they are incurred and we recognize revenue based on a comparison of the current costs incurred for the project to the then estimated total costs of the project. Accordingly, the margins we recognize in a given quarter depend on the costs we have incurred for individual projects and our then current estimate of the total remaining costs to complete individual projects. If, in any period, we significantly increase our estimate of the total costs to complete a project, we may recognize very little or no margin with respect to that project. As a result, our gross margin in such period and in future periods may be significantly reduced and in some cases we may recognize a loss on individual projects prior to their completion. For example, in 1999 we revised the estimated costs to complete two large contracts which resulted in a reduction of gross margins by 9.9% in the first quarter of 1999 and 6.9% in the second quarter of 1999. To the extent that our estimates fluctuate over time or differ from actual requirements, gross margins in subsequent quarters may vary significantly from our estimates and could harm our financial results.

     Similarly, the cancellation or modification of a contract which is accounted for on a percentage-of-completion basis may adversely affect our gross margins for the period during which the contract is modified or cancelled. In the first quarter of 2001, we experienced gross margin adjustments related to the suspension and termination of the Metricom and Advanced Radio Telecom contracts. Under certain circumstances, a cancellation or modification of a fixed price contract could also result in our having to reverse revenue that we recognized in a prior period, which could significantly reduce the amount of revenues we recognize for the period in which the adjustment is made. For example, if we have a three-year fixed price contract where the contract fee is $1 million and the initial estimated costs associated with the contract are $550,000, and if, during the first year we incur $220,000 in costs related to the contract and correspondingly estimate that the contract is 40% complete, then under the percentage-of-completion accounting method we would recognize 40%, or $400,000 in revenue during the first year of the contract. If, during the second year of the contract the project is terminated with 35% of the services deemed provided to the client, then the total revenue for the project would be adjusted downward to $350,000, and the revenue recognizable during the second year would be the total revenue earned to date, the $350,000 less the revenue previously recognized or $400,000, resulting in a reversal of $50,000 of revenue previously recognized. To the extent we experience additional adjustments such as those described above, our revenues and profit margins will be adversely affected.

Our financial results may be harmed if we maintain or increase our staffing levels in anticipation of one or more projects and underutilize our personnel because such projects are delayed, reduced or terminated.

     Since our business is driven by large, and sometimes multi-year, contracts, we forecast our personnel needs for future projected business. If we maintain or increase our staffing levels in anticipation of one or more projects and those projects are delayed, reduced or terminated, we may underutilize these additional personnel, which would increase our general and administrative expenses, reduce our earnings and possibly harm our results of operations.

     Additionally, due to current market conditions, we are faced with the challenge of managing the appropriate size of our workforce in light of projected demand for our services. If we maintain a workforce sufficient to support a resurgence in demand, then in the meantime our general and administrative expenses will be high relative to our revenues and our profitability will suffer. Alternatively, if we reduce the size of our workforce in response to any decrease in the demand for our services, then our ability to quickly respond to any resurgence in demand will be impaired. As a result, to the extent that we fail to successfully manage this challenge our financial results will be harmed.

Our short operating history, our recent growth in expanding services and the recent and sudden slowdown due to the current economic conditions in our industry limit our ability to forecast operating results.

     We have generated revenues for only six years and, thus, we have only a short history from which to predict future revenues. This limited operating experience, together with the dynamic market environment in which we operate, including fluctuating demand for our services, reduces our ability to accurately forecast our quarterly and annual revenues. Further, we plan our operating expenses based primarily on these revenue projections. Because most of our expenses are incurred in advance of anticipated revenues, we may not be able to decrease our expenses in a timely manner to offset any unexpected shortfall in revenues.

Our operating results may suffer because of competition in our industry.

     The wireless network services market is highly competitive and fragmented and is served by numerous companies. Many of these competitors have significantly greater financial, technical and marketing resources, generate greater revenues and have greater name recognition and experience than us. We do not know of any competitors that are dominant in our industry. For a more complete description of our competition, see "Business--Competition" in our Annual Report on Form 10-K for the year ended December 31, 2000.

     We believe that the principal competitive factors in our market include the ability to deliver results within budget and on time, reputation, accountability, project management expertise, industry experience and pricing. In addition, expertise in new and evolving technologies, such as wireless internet services, has become increasingly important. We also believe our ability to compete depends on a number of factors outside of our control, including:

          .  the prices at which others offer competitive services;

          . the ability and willingness of our competitors to finance customers' projects on favorable terms;

          .  the ability of our customers to perform the services themselves;
             and

          .  the responsiveness of our competitors to customer needs.

     We may not be able to compete effectively on these or other bases and, as a result, our revenues and net income may decline. In addition, we have recently begun to face competition from a new class of entrants into the wireless network services market comprised of recently unemployed telecommunications workers who have started their own businesses and are willing to operate at lower profit margins than us. To the extent that these competitors are able to increase their market share, our business may suffer.

We must keep pace with rapid technological changes, market conditions and industry developments to maintain and grow our revenues.

     The market for wireless and other network system design, deployment and management services is characterized by rapid change and technological improvements. Our future success will depend in part on our ability to enhance our current service offerings to keep pace with technological developments and to address increasingly sophisticated customer needs. We may not successfully develop or market service offerings that respond in a timely manner to the technological advances of our customers and competitors. In addition, the services that we do develop may not adequately or competitively address the needs of the changing telecommunications marketplace. If we are not successful in responding to technological changes, market conditions or industry developments, our revenues may decline and our business may be harmed.

Our business operations could be significantly disrupted if we lose members of our management team.

     Our success depends to a significant degree upon the continued contributions of our executive officers, both individually and as a group. See Directors and Executive Officers of the Registrant, incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2000, for a listing of our executive officers. Our future performance will be substantially dependent on our ability to retain and motivate them.

We may not be successful in our efforts to identify, acquire or integrate acquisitions.

     Our failure to manage risks associated with acquisitions could harm our business. One component of our business strategy is to expand our presence in new and existing markets by acquiring additional businesses. During 2000, we acquired seven businesses. We are almost continuously engaged in discussions or negotiations regarding the acquisition of businesses or strategic investments in businesses, some potentially material in relation to our size. We may not be able to identify, acquire or profitably manage additional businesses or integrate successfully any acquired businesses without substantial expense, delay or other operational or financial problems. Acquisitions involve a number of risks, including:

          .  diversion of significant time and attention of our management;

          . difficulty in integrating and absorbing the acquired business, its employees, corporate culture, managerial systems and processes and services;

          .  failure to retain key personnel and employee turnover;

          . customer dissatisfaction or performance problems with an acquired company;

          .  assumption of unknown liabilities; and

          .  other unanticipated events or circumstances.

     Our failure to adequately address any of these factors may negatively affect our expected profitability from acquisitions or harm our ability to successfully negotiate or complete future acquisitions.

We may not be successful in our efforts to integrate international acquisitions.

     A key component of our business model is to expand our operations in international markets. International acquisitions pose a challenge, as we must integrate operations despite differences in culture, language and legal environments. To date, we have limited experience with international acquisitions and face risks related to those transactions, including:

          . difficulties in staffing, managing and integrating international operations due to language, cultural or other differences;

          .   different or conflicting regulatory or legal requirements;

          .   foreign currency fluctuations; and

          .   diversion of significant time and attention of our management.

     Our failure to address these risks could inhibit or preclude our efforts to pursue or complete international acquisitions.

We have recently expanded our operations internationally. Our failure to effectively manage our international operations could harm our business.

     We currently have international operations, including offices in Mexico, the United Kingdom, India, Brazil and Sweden. For the six months ended June 30, 2001, international operations accounted for approximately 34% of our total revenues. We believe that the percentage of our total revenues attributable to international operations will continue to be significant. We intend to expand our existing international operations and may enter additional international markets, which will require significant management time and financial resources and could adversely affect our operating margins and earnings per share. In order to expand our international operations, we will need to hire additional personnel and develop relationships with potential international customers. To the extent that we are unable to do so on a timely basis, our growth in international markets will be limited, and our business could be harmed.

     Our international business operations are subject to a number of material risks, including, but not limited to:

          .   difficulties in building and managing foreign operations;

          . difficulties in enforcing agreements and collecting receivables through foreign legal systems and addressing other legal issues;

          .   longer payment cycles;

          .   foreign and U.S. taxation issues;

          . potential weaknesses in foreign economies, particularly in Europe, South America and Mexico;

          .   fluctuations in the value of foreign currencies; and

          . unexpected domestic or international regulatory, economic or political changes.

     To date, we have encountered each of the risks set forth above in our international operations. If we are unable to expand and manage our international operations effectively, our business may be harmed.

Fluctuations in the value of foreign currencies could harm our profitability.

     The majority of our international sales are currently denominated in U.S. dollars. As a result of some of our recent international acquisitions as well as the growth of our foreign operations, an increasing portion of our international sales are denominated in foreign currencies. Fluctuations in the value of the foreign currencies, compared to the U.S. dollar, may make our services more expensive than local service offerings in international locations. This would make our service offerings less price competitive than local service offerings, which could harm our business. To date, our experience with foreign currency risk has predominately related to the Brazilian real and Mexican peso. In addition, we conduct business in Swedish krona and British pound sterling, and have a primary EMEA contract in Euros. We do not currently engage in currency hedging activities to limit the risks of currency fluctuations. Therefore, fluctuations in foreign currencies could have a negative impact on the profitability of our global operations, which would harm our financial results.

We may encounter potential costs or claims resulting from project performance.

     Our engagements often involve large scale, highly complex projects. Our performance on such projects frequently depends upon our ability to manage the relationship with our customers and to effectively manage the project and deploy appropriate resources, including third-party contractors, personnel and our own, in a timely manner. Many of our engagements involve projects that are significant to the operations of our customers' businesses. Our failure to meet a customer's expectations in the planning or implementation of a project or the failure of our personnel or third party contractors to meet project completion deadlines could damage our reputation, result in termination of our engagement and adversely affect our ability to attract new business. We frequently undertake projects in which we guarantee performance based upon defined operating specifications or guaranteed delivery dates. Unsatisfactory performance or unanticipated difficulties or delays in completing such projects may result in a direct reduction in payments to us, or payment of damages by us, which would harm our business.

As of September 30, 2001, executive officers and directors and their affiliates controlled 55% of our outstanding common stock and as a result are able to exercise control over matters requiring stockholder approval.

     As of September 30, 2001, executive officers and directors and their affiliates beneficially owned, in the aggregate, approximately 55% of our outstanding common stock. In particular, our Chairman, Massih Tayebi, and our Chief Executive Officer, Masood K. Tayebi, beneficially owned, in the aggregate, approximately 45% of our outstanding common stock. In addition, other members of the Tayebi family owned, in the aggregate, approximately 7% of our outstanding common stock. As a result, these stockholders are able to exercise control over matters requiring stockholder approval, such as the election of directors and approval of significant corporate transactions, which may include preventing a third party from acquiring control over us. These transactions may also include those that other stockholders deem to be in their best interests and in which those other stockholders might otherwise receive a premium for their shares. For further information regarding our stock ownership, see "Security Ownership of Certain Beneficial Owners and Management" incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2000.

Our stock price may be particularly volatile because of our industry.

     The stock market in general has recently experienced extreme price and volume fluctuations. In addition, the market prices of securities of technology and telecommunications companies have been extremely volatile, and have experienced fluctuations that have often been unrelated to or disproportionate to the operating performance of those companies. These broad market fluctuations could adversely affect the price of our common stock. For further information regarding recent stock trends, see "Market for Registrant's Common Equity and Related Stockholder Matters" in our Annual Report on Form 10-K for the year ended December 31, 2000.

Provisions in our charter documents and Delaware law may make it difficult for a third party to acquire us and could depress the price of our common stock.

     Delaware corporate law and our certificate of incorporation and bylaws contain provisions that could delay, defer or prevent a change in control of us or our management. These provisions may also discourage proxy contests and make it more difficult for our stockholders to elect directors and take other corporate action. As a result, these provisions may limit the price that investors are willing to pay for shares of our common stock. These provisions include:

          .   authorizing the board of directors to issue preferred stock;

          .   prohibiting cumulative voting in the election of directors;

          . limiting the persons who may call special meetings of stockholders;

          .   prohibiting stockholder action by written consent; and

          . establishing advance notice requirements for nominations for election to our board of directors or for proposing matters that can be acted on by stockholders at meetings of our stockholders.

     We are also subject to certain provisions of Delaware law which could delay, deter or prevent us from entering into an acquisition, including Section 203 of the Delaware General Corporation Law, which prohibits us from engaging in a business combination with an interested stockholder unless specific conditions are met.

                                 USE OF PROCEEDS

     The proceeds from the sale of the common stock offered by this prospectus are solely for the account of the selling stockholder. We will not receive any proceeds from the sale of these shares.

                               SELLING STOCKHOLDER

     We are registering for resale certain shares of our common stock held by the stockholder identified below. The following table sets forth:

         .   the name of the selling stockholder;

         . the number and percent of our common stock that the selling stockholder beneficially owned prior to the offering for resale of any of the shares of our common stock being registered by the registration statement of which this prospectus is a part;

         . the number of shares of our common stock that may be offered for resale for the account of the selling stockholder pursuant to this prospectus; and

         . the number and percent of shares of our common stock to be held by the selling stockholder after the offering of the resale shares (assuming all of the resale shares are sold by the selling stockholder).

     This information is based on information provided by the selling stockholder, schedules 13G and/or other public documents filed with the SEC, and assumes the sale of all of the resale shares by the selling stockholder. The term "selling stockholder" includes the stockholder listed below and its transferees, pledgees, donees or other successors. The applicable percentage of ownership is based on an aggregate of 46,898,461 shares of common stock issued and outstanding as of October 15, 2001. The number of shares beneficially owned by the selling stockholder is determined under rules promulgated by the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose.

                          Shares Beneficially          Number of            Shares Beneficially
                        Owned Prior to Offering          Shares             Owned After Offering
                      --------------------------                        ----------------------------
                                                         Being
Selling Stockholder     Number           Percent        Offered         Number               Percent
-------------------     ------           -------        -------         ------               -------
Davis Bay, LLC        1,679,061            3.6         1,638,838        40,223                  *

_________________________

* Represents beneficial ownership of less than 1% of the outstanding shares of our common stock.

                              PLAN OF DISTRIBUTION

     The shares of common stock offered by the selling stockholder, or by its pledgees, transferees or other successors in interest, may be sold from time to time to purchasers directly by the selling stockholder acting as principal for its own account in one or more transactions at a fixed price, which may be changed, or at varying prices determined at the time of sale or at negotiated prices. Alternatively, the selling stockholder may from time to time offer the common stock through underwriters, dealers or agents who may receive compensation in the form of underwriting discounts, commissions or concessions from the selling stockholder and/or the purchasers of shares for whom they may act as agent. Sales may be made on the Nasdaq National Market or in private transactions. In addition to sales of common stock pursuant to the registration statement of which this prospectus is a part, the selling stockholder may sell such common stock in compliance with Rule 144 promulgated under the Securities Act.

     The selling stockholder and any agents, broker-dealers or underwriters that participate in the distribution of the common stock offered hereby may be deemed to be underwriters within the meaning of the Act, and any discounts, commissions or concessions received by them and any profit on the resale of the common stock purchased by them might be deemed to be underwriting discounts and commissions under the Act.

     In order to comply with the securities laws of certain states, if applicable, the common stock may be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

     In connection with our acquisition of substantially all of the assets of the selling stockholder, we have agreed to register the shares of our common stock held by the selling stockholder under applicable federal and state securities laws under certain circumstances and at certain times. We will pay substantially all of the expenses incident to the offering and sale of the common stock to the public, other than commissions, concessions and discounts of underwriters, dealers or agents. Such expenses, excluding such commissions and discounts, are estimated to be approximately $25,500.00.

                                  LEGAL MATTERS

     The validity of the shares of common stock being sold in this offering and other legal matters relating to the offering will be passed upon for us by Cooley Godward LLP, San Diego, California.

                                     EXPERTS

     The consolidated financial statements of Wireless Facilities, Inc. as of December 31, 2000 and 1999, and for each of the years in the three-year period ended December 31, 2000, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

     This prospectus is part of a registration statement on Form S-3 that we filed with the SEC. Certain information in the registration statement has been omitted from this prospectus in accordance with the rules of the SEC. We file proxy statements and annual, quarterly and special reports and other information with the SEC. You can inspect and copy the registration statement as well as the reports, proxy statements and other information we have filed with the SEC at the public reference room maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C., and at the SEC Regional Office located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. You can call the SEC at 1-800-732-0330 for further information about the public reference rooms. We are also required to file electronic versions of these documents with the SEC, which may be accessed from the SEC's Internet site at http://www.sec.gov. Reports, proxy and information statements and other information concerning us may be inspected at The Nasdaq Stock Market at 1735 K Street, N.W., Washington, D.C. 20006.

     The SEC requires us to "incorporate by reference" certain of our publicly-filed documents into this prospectus, which means that information included in those documents is considered part of this prospectus. Information that we file with the SEC after the effective date of this prospectus will automatically update and supersede this information, as well as the other information contained in this prospectus. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, or until we terminate the effectiveness of this registration statement.

     The following documents filed with the SEC are incorporated by reference in this prospectus:

         1. Our Annual Report on Form 10-K for the year ended December 31, 2000 (including information specifically incorporated by reference into our Form 10-K from our Proxy Statement for the meeting of our stockholders on June 22, 2001).

         2. Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2001 and June 30, 2001.

         3.  Our Current Report on Form 8-K filed on October 11, 2001.

         4. The description of our common stock contained in our registration statement on Form 8-A filed with the SEC on September 3, 1999.

         5. All of the filings pursuant to the Securities Exchange Act that we may make after the date hereof and prior to the termination of the offering contemplated by this prospectus.

     We will furnish without charge to you, on written or oral request, a copy of any or all of the documents incorporated by reference, other than exhibits to those documents. You should direct any requests for documents to Marc Francios, 4810 Eastgate Mall, San Diego, CA 92121, telephone: (858) 228-2000.

                 DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus, including the documents that we incorporate by reference, contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. Any statements about our expectations, beliefs, plans, objectives, assumptions or future events or performance are not historical facts and may be forward-looking. These statements are often, but are not always, made through the use of words or phrases such as "anticipates," "estimates," "plans," "projects," "continuing," "ongoing," "expects," "management believes," "we believe," "we intend" and similar words or phrases. Accordingly, these statements involve estimates, assumptions and uncertainties which could cause actual results to differ materially from those expressed in them. Any forward-looking statements are qualified in their entirety by reference to the factors discussed throughout this prospectus. Among the key factors that could cause actual results to differ materially from the forward-looking statements:

         .   our ability to manage and sustain our growth;

         .   change in economic conditions of the various markets we serve;

         .   opportunities or acquisitions that we pursue; and

         .   the availability and terms of financing for our customers.

     Because the factors referred to above could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements we make, you should not place undue reliance on any such forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for us to predict which factors will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

                      -------------------------------------


                                1,638,838 SHARES

                                  COMMON STOCK

                            WIRELESS FACILITIES, INC.


                      -------------------------------------


                                   PROSPECTUS


                               _____________, 2001

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The expenses in connection with the sale of the securities being registered are set forth in the following table (all amounts except the registration fee are estimated):

SEC Registration Fee. ..........................................  $ 2,231.00
Printing and Engraving Expenses. ...............................  $ 7,500.00
Legal Fees and Expenses ........................................  $10,000.00
Accounting Fees and Expenses ...................................  $ 5,000.00
Miscellaneous ..................................................  $   769.00

TOTAL ..........................................................  $25,500.00

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Our bylaws provide that we shall indemnify our directors, officers, employees and agents to the fullest extent permitted by Delaware law, except with respect to certain proceedings initiated by such persons. We are also empowered under our bylaws to purchase insurance on behalf of any director, officer, employee, or agent whether or not we would be required to indemnify this person. We have also entered into indemnification agreements with each of our directors and executive officers.

     In addition, our restated certificate of incorporation provides that our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duty as a director, except for liability:

       . for any breach of the director's duty of loyalty to us or our stockholders;

       . for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

       .    under Section 174 of the Delaware General Corporation Law; or

       . for any transaction from which the director derives an improper personal benefit.

     Our restated certificate of incorporation also provides that if the Delaware General Corporation Law is amended after the approval by our stockholders of the restated certificate of incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of our directors shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law. The provision does not affect a director's responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

ITEM 16. EXHIBITS

EXHIBIT
NUMBER     DESCRIPTION OF DOCUMENT
------     -----------------------

4.1        Certificate for shares of common stock of the Registrant.(1)

5.1        Opinion of Cooley Godward LLP.

23.1       Consent of KPMG LLP, Independent Accountants.

23.2       Consent of Cooley Godward LLP (contained in Exhibit 5.1).

24.1       Power of Attorney (contained in page II-3).

     ___________________________

(1) Incorporated by reference to Exhibit 4.1 to the Registrant's registration statement No. 333-85515.

ITEM 17. UNDERTAKINGS

(a)  The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registration hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriated jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933 the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of San Diego, state of California, on October 15, 2001.

                                          WIRELESS FACILITIES, INC

                                          By: /s/ Masood K. Tayebi
                                             --------------------------------
                                              Masood K. Tayebi
                                              Chief Executive Officer

                                POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Masood K. Tayebi, Massih Tayebi and/or Thomas A. Munro and each of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments, exhibits thereto and other documents in connection therewith) to this Registration Statement and any subsequent registration statement filed by the registrant pursuant to Rule 462(b) of the Securities Act of 1933, as amended, which relates to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

               Signature                             Title                              Date

/s/ Massih Tayebi                        Chairman and Director                     October 15, 2001
-----------------------------------
             Massih Tayebi

/s/ Masood K. Tayebi                     Chief Executive Officer and Director      October 15, 2001
-----------------------------------
           Masood K. Tayebi              (Principal Executive Officer)


/s/ Terry Ashwill                        Chief Financial Officer                   October 15, 2001
-----------------------------------
             Terry Ashwill               (Principal Financial Officer)


/s/ Dan Stokely                          Vice President, Corporate Controller      October 15, 2001
-----------------------------------
              Dan Stokely                (Principal Accounting Officer)


/s/ Scott Anderson                       Director                                  October 15, 2001
-----------------------------------
            Scott Anderson

/s/ William Hoglund                      Director                                  October 15, 2001
-----------------------------------
            William Hoglund

/s/ Scot Jarvis                          Director                                  October 15, 2001
-----------------------------------
              Scot Jarvis

/s/ David Lee                            Director                                  October 15, 2001
-----------------------------------
               David Lee

                                INDEX TO EXHIBITS

EXHIBIT
NUMBER     DESCRIPTION OF DOCUMENT
------     -----------------------

4.1        Certificate for shares of common stock of the Registrant.(1)

5.1        Opinion of Cooley Godward LLP.

23.1       Consent of KPMG LLP, Independent Accountants.

23.2       Consent of Cooley Godward LLP (contained in Exhibit 5.1).

24.1       Power of Attorney (contained in page II-3).

    ____________________________

(1) Incorporated by reference to Exhibit 4.1 to the Registrant's registration statement No. 333-85515.